GEL PROPERTIES LLC

16192 Coastal Hwy Lewes DE 19958 (302) 536-9199 FAX (888) 285-1219

December 06, 2012

Silver Dragon Resources Inc.
200 Davenport Road
Toronto, Ontario
Canada, M5R 1J2
Attn: Marc M. Hazout

Re: Payoff

Ladies and Gentlemen:

Reference is made to the notes and other agreements identified on Schedule 1 attached hereto (the "Notes") and each other contract, agreement, arrangement or obligation between Silver Dragon Resources, Inc., a Delaware corporation ("Silver Dragon") and GEL Properties, LLC, a Delaware limited liability company ("GEL Properties") (the "Related Agreements" and, together with the Notes, the "Transaction Documents").

GEL Properties has agreed to accept as payment in full of any and all obligations due and owing under the Transaction Documents an amount equal to Two Hundred Seventy One Thousand Five Hundred Dollars and Zero Cents ($271,500.00) (the "Payoff Amount"), so long as such payment is made by 3:00 pm (eastern time) on or before the earlier of (i) the closing of a sale of all or substantially all of the assets of Silver Dragon or a merger or acquisition of Silver Dragon or (ii) March 31, 2013 (the "Payoff Date") by wire transfer of freely and immediately available federal funds to the following account: KK

Chase Bank
GEL Properties
16192 Coastal Highway
Lewes, Delaware 19958
ABA#: 021000021
Account No.: 929869428

Upon and effective as of the receipt of the Payoff Amount, each of GEL Properties and Silver Dragon confirms that (a) any and all principal, interest, fees, and other expenses or amounts due, owing or payable, or to become due, owing or payable, arising under or in connection with the Notes and the other Transaction Documents shall be deemed paid in full, (b) any and all obligations of Silver Dragon or GEL Properties under the Notes and the other

Transaction Documents (the "Obligations") shall be fully paid and discharged, and the Notes and other Transaction Documents shall be fully satisfied, released and terminated, (c) all guarantees, security interests and other liens granted in favor of GEL Properties or Silver Dragon as security for the Obligations shall be fully satisfied, released and terminated, and (d) neither GEL Properties nor Silver Dragon shall have any further rights or obligations arising under or in connection with the Notes and other Transaction Documents, including without limitation any rights of conversion.

In consideration of the foregoing, during the period from the date of this letter agreement up to and including the Payoff Date, each of GEL Properties and Silver Dragon agrees to forbear from exercising any right or remedy in respect of the Notes or any other Transaction Document, including without limitation any right to conversion, right to delivery of shares, right to assignment, purchase right or any remedy arising as the result of any default or event of default, in each case whether now existing or hereinafter arising. So long as the Payoff Amount has been received as provided herein, each of GEL Properties and Silver Dragon agrees, at the sole cost and expense of the other party, to execute, acknowledge, and deliver such other documents and instruments as may be reasonably requested by such other party (or any designee thereof) from time to time after the date hereof to effectuate, or reflect of public record, the payoff contemplated herein, including the release and discharge of any and all liens and security interests securing the Obligations, and provide to such other party (or any designee thereof) evidence of termination of the Notes and any other Transaction Document and any such liens and security interests.

Each of Silver Dragon and GEL Properties hereby releases, discharges and acquits forever the other party and any of its officers, trustees, agents, employees and counsel (in each case, past, present or future) from any and all liabilities, claims, defenses, demands, actions, causes of action, judgments, deficiencies, interest, liens, costs, or expenses (including court costs, penalties, attorneys' fees and disbursements and amounts paid in settlement) of any kind and character whatsoever, including claims for usury, breach of contract, breach of commitment, negligent misrepresentation or failure to act in good faith, in each case whether now known or unknown, suspected or unsuspected, asserted or unasserted or primary or contingent, arising out of written documents, underwritten undertakings, course of conduct, tort, violations of laws or regulations or otherwise, with respect to the Notes, any other Transaction Document and the transactions arising or contemplated thereunder, existing as of or arising on or prior to the effective date of this letter agreement, in each case other than claims arising by any breach of obligations under this letter agreement. Notwithstanding any provision of this letter agreement, this release shall remain in full force and effect and shall survive the delivery of this letter agreement.

This letter agreement supersedes any and all prior discussions and correspondence regarding the Payoff Amount. This letter agreement (x) shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to principles of conflicts of law, (y) sets forth the entire agreement among the parties relating to the subject matter pertaining hereto, and no term or provision hereof may be amended, changed, waived, discharged or terminated orally or otherwise, except in writing signed by each such party, and (z)

shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

The effectiveness of the agreements of GEL Properties set forth in this letter is subject to the execution and delivery by Silver Dragon of counterparts of this letter. Unless the agreements of GEL Properties set forth in this letter have become effective and the payment of the Payoff Amount shall have been made on or before the Payoff Date, the agreements of GEL Properties and Silver Dragon set forth in this letter agreement shall be deemed canceled.

This letter and the acknowledgment hereto may be executed in any number of counterparts, each of which when executed and delivered by facsimile transmission or other electronic transmission (e.g. a "pdf" or "tif") or otherwise shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[The next page is the signature page.]

Very truly yours,

GEL PROPERTIES, LLC

By: [signature]
Name: Morris Lichtenstein
Title: Member

AGREED TO AND ACKNOWLEDGED:

SILVER DRAGON RESOURCES, INC.

By: [signature]
Name: MARC HAZOUT
Title: PRESIDENT AND CEO

Schedule 1
to Payoff Letter

Notes

1. 6% Convertible Redeemable Note due April 11, 2013, dated as of April 11, 2011, in the original principal amount of $100,000 issued by Silver Dragon in favor of GEL Properties [GEL-SDRG-01].

2. 6% Convertible Redeemable Note due April 11, 2013, dated as of April 11, 2011, in the original principal amount of $300,000 issued by Silver Dragon in favor of GEL Properties [GEL-SDRG-02].

3. 6% Convertible Redeemable Note due December 15, 2013, dated as of December 15, 2011, in the original principal amount of $150,000 issued by Silver Dragon in favor of GEL Properties [GEL-SDRG-03].

4. Promissory Note dated as of April 6, 2011 in the original principal amount of $300,000 issued by GEL Properties in favor of Silver Dragon.

5. Promissory Note dated as of December 15, 2011 in the original principal amount of $250,000 issued by GEL Properties in favor of Silver Dragon.

6. Promissory Note dated as of February 10, 2012 in the original principal amount of $200,000 issued by GEL Properties in favor of Silver Dragon.

7. Amendment No. 1 to Promissory Note originally dated as of April 11, 2011, dated as of October 12, 2012, between Silver Dragon and GEL Properties.

8. All security agreements, pledge agreements, security documents, guaranties and other notes issued in connection with any of the foregoing.